Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 13, 2016

TO THE INDENTURE

Dated as of December 5, 2014

among

TENNECO INC.,

as Issuer,

TENNECO AUTOMOTIVE OPERATING COMPANY INC.,

THE PULLMAN COMPANY

CLEVITE INDUSTRIES INC.

TENNECO GLOBAL HOLDINGS INC.

TMC TEXAS INC.

TENNECO INTERNATIONAL HOLDING CORP.

as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

5.00% Senior Notes due 2026

-i-

-ii-

Exhibit A	-	Form of Note
Exhibit B	-	Form of Legend for Global Notes
Exhibit C	-	Form of Subsidiary Guarantee

Note:	This Table of Contents shall not, for any purpose, be deemed to be a part of the Indenture.

-iii-

SECOND SUPPLEMENTAL INDENTURE dated as of June 13, 2016 (this “Second Supplemental Indenture”), among TENNECO INC., a Delaware corporation (the “Company”), as issuer, TENNECO AUTOMOTIVE OPERATING COMPANY INC., THE PULLMAN COMPANY, CLEVITE INDUSTRIES INC., TENNECO GLOBAL HOLDINGS INC., TMC TEXAS INC., TENNECO INTERNATIONAL HOLDING CORP. and such other subsidiaries of the Company, as shall from time to time execute a Subsidiary Guarantee (as defined herein), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Company and the Guarantors have previously executed and delivered an indenture, dated as of December 5, 2014 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s debt securities;

WHEREAS, Section 9.1 of the Base Indenture provides that the Company, the Guarantors and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 2.1 and Section 3.1 of the Base Indenture;

WHEREAS, the Company and the Guarantors are entering into this Second Supplemental Indenture to establish the form and terms of the Company’s 5.00% Senior Notes due 2026 (the “Notes”; which defined term shall include the Notes issued on the Issue Date and any Additional Notes) and related Subsidiary Guarantees;

WHEREAS, the Base Indenture is incorporated herein by reference and the Base Indenture, as supplemented by this Second Supplemental Indenture, is herein called the “Indenture”; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantors have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other party and for the equal and ratable benefit of the Holders.

ARTICLE I

ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Establishment.

(a) There is hereby established a new series of Securities to be issued under this Second Supplemental Indenture, to be designated as the Company’s “5.00% Senior Notes due 2026.”

(b) There are to be authenticated and delivered on the date hereof $500,000,000 aggregate principal amount of the Notes. Additional Notes may be issued under this Second Supplemental Indenture after the date hereof in accordance with Section 2.04.

(c) The Notes shall be issued substantially in the form of Exhibit A hereto.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e) The Notes are to be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(f) With respect to the Notes (and any Subsidiary Guarantees endorsed thereon) only, the Base Indenture shall be supplemented pursuant to Sections 2.1, 3.1 and 9.1 thereof to establish the terms of the Notes (and any Subsidiary Guarantees endorsed thereon) as set forth in this Second Supplemental Indenture, including as follows:

(i) the form and terms of the securities representing the Notes required to be established pursuant to Article 2 of the Base Indenture shall be established in accordance with Article II of this Second Supplemental Indenture;

(ii) the provisions of Article 4 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article VII hereof;

(iii) the provisions of Article 8 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article V hereof;

(iv) the provisions of Article 10 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article IV hereof;

(v) the provisions of Article 11 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article III hereof;

(vi) the provisions of Article 12 of the Base Indenture shall not be applicable to the Notes;

(vii) the provisions of Article 13 of the Base Indenture shall be applicable to the Notes as specified in Section 9.01 of this Second Supplemental Indenture;

(viii) the provisions of Sections 5.1, 5.2 and 5.6 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 6.01, 6.02 and 6.03 hereof, respectively;

(ix) the provisions of Section 7.4 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 4.08 hereof;

(x) the provisions of Section 9.1 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 8.01 hereof; and

(xi) the provisions of Section 9.2 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 8.02 hereof.

To the extent that the provisions of this Second Supplemental Indenture (including those referred to in clauses (i), (ii), (iii), (iv), (v), (vii), (viii), (ix), (x) and (xi) immediately above) conflict with any provision of the Base Indenture, the provisions of this Second Supplemental Indenture shall govern and be controlling solely with respect to the Notes (and any Subsidiary Guarantees endorsed thereon).

(g) Unless otherwise expressly specified, references in this Second Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Second Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 1.02.	Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.

(b) Set forth below are certain defined terms used in this Second Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, unless otherwise specified, the definition in this Second Supplemental Indenture shall govern solely with respect to the Notes (and any Subsidiary Guarantee endorsed thereon).

“Accounts Receivable Entity” means a Person, including, without limitation, a Subsidiary of the Company, whose operations consist solely of owning and/or selling accounts receivable of the Company and its Subsidiaries and engaging in other activities in connection with transactions that are Permitted Receivables Financings.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary or at the time it merges or consolidates with the Company or any of the Subsidiaries or assumed by the Company or any Subsidiary in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger or consolidation.

“Acquired Subsidiary” means a Person which becomes a Subsidiary after the Issue Date; provided that such Person has outstanding voting Capital Stock prior to becoming a Subsidiary of the Company and a majority of such voting Capital Stock was owned by Persons other than the Company and its Subsidiaries.

“Additional Notes” means Notes issued from time to time after the Issue Date under the terms of this Second Supplemental Indenture (other than pursuant to Sections 3.4, 3.5, 3.6 of the Base Indenture or 3.06 of this Second Supplemental Indenture).

“Applicable Premium” means, at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on July 15, 2021 (such redemption price being that described in Section 3.07(a)) plus (2) all required remaining scheduled interest payments due on such Note through July 15, 2021, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date; and, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Cash Management Programs” has the meaning set forth in Section 4.12.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group (as defined in Section 13(d) of the Exchange Act) (a “Group”) (whether or not otherwise in compliance with the provisions of this Second Supplemental Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Second Supplemental Indenture); or

(3) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

“Change of Control Offer” has the meaning set forth in Section 4.13.

“Change of Control Payment Date” has the meaning set forth in Section 4.13.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Subsidiary of the Company designed to protect the Company or any of its Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Subsidiaries and not for speculative purposes.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(1) all income taxes of the Company and the Subsidiaries expensed or accrued in accordance with GAAP for such period;

(2) Consolidated Interest Expense; and

(3) Consolidated Non-cash Charges,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(A)	any amortization of debt discount,

(B)	the net costs under Interest Swap Obligations,

(C)	all capitalized interest, and

(D)	the interest portion of any deferred payment obligation;

(2) the interest component of Capitalized Lease Obligations accrued by the Company and the Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3) to the extent not included in clause (1) above, net losses relating to sales of accounts receivable pursuant to Permitted Receivables Financings during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains and losses from sales of assets or abandonments or reserves relating thereto;

(2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

(3) any non-cash compensation expense incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

(4) the net income (but not loss) of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5) the net income (loss) of any Person, other than a Subsidiary, except in the case of net income to the extent of cash dividends or distributions paid to the Company or to a Subsidiary by such Person;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

(7) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8) write-downs resulting from the impairment of goodwill or intangible assets;

(9) the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

(10) any and all costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding, or investigation related to or undertaken by the Company or any of its Subsidiaries and included in the Company’s audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount not to exceed in any twelve-month period, $35 million (with unused amounts in any twelve-month period being permitted to be carried over to the immediately succeeding twelve-month period subject to a maximum of $70 million).

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Company and its Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash payments for any future period).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and the Subsidiaries that is secured by Liens as of the end of the Four Quarter Period ending on or prior to the transaction giving rise to the need to calculate the Consolidated Secured Debt Ratio (the “Transaction Date”) minus the aggregate amount of unrestricted cash and cash equivalents (in each case, free and clear of all Liens) included on the consolidated balance sheet of the Company and its Subsidiaries at such time to (b) the aggregate amount of Consolidated EBITDA of the Company during the Four Quarter Period ending on or prior to the Transaction Date.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Total Indebtedness” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of the Company or any of the Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) sales of assets or other dispositions or acquisitions of assets occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such sales of assets or dispositions or acquisitions of assets occurred on the first day of the Four Quarter Period.

If the Company or any of the Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

Notwithstanding the foregoing, when calculating the Consolidated Secured Debt Ratio for purposes of Section 4.10, at the option of the Company, a binding commitment to lend under a revolving credit facility shall be deemed to be an incurrence of Indebtedness in the full amount of such commitment on the date that such commitment is entered into, regardless of whether the full amount of such revolving credit facility is actually borrowed, and thereafter the amount of such commitment shall be deemed fully borrowed at all times.

Notwithstanding anything in this definition to the contrary, when calculating the Consolidated Secured Debt Ratio, in connection with any acquisition, including by means of a merger or consolidation, by the Company and/ or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing (a “Limited Condition Acquisition”), the date of determination of such ratio shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratio shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and the other transactions to be entered into in connection therewith occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratio is exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratio will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratio shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreements, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Second Supplemental Indenture after the date of such agreement and before the consummation or termination of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Net Tangible Assets or Consolidated Net Income for purposes of other incurrences of Liens (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is consummated.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit and (y) all obligations relating to Permitted Receivables Financings) and (2) the aggregate amount of all outstanding Disqualified Capital Stock of the Company and all Disqualified Capital Stock and Preferred Stock of the Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on the applicable date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Second Supplemental Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Covenant Defeasance” has the meaning set forth in Section 7.01.

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of December 8, 2014, among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time in accordance with their terms, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that any increase in secured borrowings is permitted by Section 4.10 or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, DTC or another Person designated as Depository by the Company, which must be a clearing agency registered under the Exchange Act.

“Domestic Subsidiary” means a Subsidiary incorporated or otherwise organized under the laws of the United States or any State thereof or the District of Columbia.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Offering” has the meaning provided in Section 3.07(c).

“Event of Default” has the meaning provided in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Subsidiaries” means (1) each Finance Subsidiary, (2) each Accounts Receivables Entity, (3) each Immaterial Domestic Subsidiary and (4) each other Subsidiary if and at such time as the Company and its Subsidiaries own Capital Stock representing less than 80% of the ordinary voting power of such other Subsidiary.

“Finance Subsidiary” means a Subsidiary that is organized solely for the purpose of owning Indebtedness of the Company and/or other Subsidiaries and issuing securities the proceeds of which are utilized by the Company and/or other Subsidiaries, and which engages only in such activities and activities incident thereto.

“Foreign Subsidiary” means any Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Four Quarter Period” means the four full fiscal quarters ending on or prior to any Transaction Date.

“Funded Debt” means all Indebtedness for borrowed money having a maturity date of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note” means a security evidencing all or a part of the Notes deposited with the Trustee, as custodian for the Depository in accordance with Section 2.01 and bearing the legend prescribed in Exhibit B.

“Guarantee” has the meaning set forth in Section 4.12.

“Guaranteed Indebtedness” has the meaning set forth in Section 4.12.

“Guarantor” means (1) each Wholly Owned Domestic Subsidiary of the Company (other than any Excluded Subsidiary) as of the Issue Date and (2) each other Domestic Subsidiary that in the future is required to or executes a Subsidiary Guarantee pursuant to Section 4.12 or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

“Holder” or “Noteholder” means a Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary having total assets (as determined in accordance with GAAP) in an amount of less than 5% of the consolidated total assets of the Company and its Domestic Subsidiaries (as determined in accordance with GAAP); provided, however, that the total assets (as so determined) of all Immaterial Domestic Subsidiaries shall not exceed 5% of consolidated total assets of the Company and its Domestic Subsidiaries (as so determined). In the event that the total assets of all Immaterial Domestic Subsidiaries exceed 5% of consolidated total assets of the Company and its Domestic Subsidiaries, the Company will designate Domestic Subsidiaries that would otherwise be Immaterial Domestic Subsidiaries to be excluded as Immaterial Domestic Subsidiaries until such 5% threshold is met. Notwithstanding the foregoing, no Domestic Subsidiary that guarantees the Credit Agreement or any obligation thereunder shall be deemed an Immaterial Domestic Subsidiary.

“incur” means to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person;

(9) all Disqualified Capital Stock of the Company and all Preferred Stock of a Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

(10) all Outstanding Permitted Receivables Financings.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Second Supplemental Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

“Independent” when used with respect to any specified Person means such a Person who (a) is in fact independent; (b) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries; and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions for the Company or any of its Subsidiaries. Whenever it is provided in this Second Supplemental Indenture that any Independent Person’s opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

“Initial Notes” has the meaning set forth in Section 2.04.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Swap Obligations” means the obligations of the Company and the Subsidiaries pursuant to any arrangement with any other Person, whereby, directly or indirectly, the Company or any Subsidiary is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate lock obligations, interest rate swaps, caps, floors, collars and similar agreements.

“Issue Date” means June 13, 2016, the date of initial issuance of the Notes.

“Legal Defeasance” has the meaning set forth in Section 7.01.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Limited Condition Acquisition” has the meaning provided in the definition of “Consolidated Secured Debt Ratio.”

“Notes” has the meaning provided in the recitals to this Second Supplemental Indenture.

“Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceedings, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit and (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness.

“Outstanding Permitted Receivables Financings” means the aggregate amount of the receivables sold, contributed or financed pursuant to a Permitted Receivables Financing that remain uncollected at any one time. For the avoidance of doubt, regardless of the accounting treatment under GAAP, it is understood that the amount financed pursuant to a Permitted Receivables Financing is the aggregate amount of capital funded by the purchasers (other than an Accounts Receivable Entity) thereunder and outstanding at the time of determination.

“Paying Agent” has the meaning provided in Section 2.02.

“Payment Default” has the meaning provided in Section 6.01.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person and not incurred in connection with or in contemplation thereof; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (and assets and property affixed or appurtenant thereto);

(4) Liens on property at the time such Person or any of its Subsidiaries acquires the property and not incurred in connection with or in contemplation thereof, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (and assets and property affixed or appurtenant thereto);

(5) leases or subleases granted in the ordinary course of business;

(6) any interest or title of a lessor under any lease;

(7) Liens arising out of consignments or similar arrangements for the sale of goods in the ordinary course of business;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not impairing in any material respect the ordinary conduct of the business of the Company or any of the Subsidiaries;

(11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(12) purchase money Liens securing Indebtedness incurred to finance property or assets of the Company or any Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related purchase money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Subsidiary other than the property or assets so acquired (and assets affixed or appurtenant thereto) and (B) the Lien securing the purchase money Indebtedness shall be created within 180 days after such acquisition;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Subsidiaries, including rights of offset and set-off;

(16) Liens securing Interest Swap Obligations;

(17) Liens securing Indebtedness and other Obligations under Commodity Agreements, Currency Agreements and Cash Management Obligations;

(18) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness); provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary and were not granted in connection with, or in anticipation of the incurrence of, such Acquired

Indebtedness by the Company or a Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary;

(19) Liens securing Indebtedness of Foreign Subsidiaries; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Subsidiaries;

(20) Liens incurred in connection with a Permitted Receivables Financing;

(21) Liens securing Indebtedness or other Obligations incurred pursuant to a Credit Facility, including but not limited to the Credit Agreement, in an aggregate principal amount of such Indebtedness at any time outstanding not to exceed the greater of (x) $1,750 million and (y) the maximum amount such that at the time of incurrence and after giving pro forma effect thereto (including the use of proceeds therefrom), the Consolidated Secured Debt Ratio would not be greater than 3.50:1.00;

(22) Liens securing Indebtedness of Subsidiaries that are not Guarantors; and

(23) Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding the greater of (y) $200 million and (z) 5% of Consolidated Net Tangible Assets, and all other Obligations relating thereto.

Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed outstanding under clause (21) above and not under Section 4.10(2)(A).

“Permitted Receivables Financing” means any sale or contribution by the Company or a Subsidiary of accounts receivable and related assets intended to be (and which shall be treated for purposes of this Second Supplemental Indenture as) a true sale transaction with customary limited recourse based upon the collectability of the receivables and related assets sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein), in each case without any guarantee (excluding guarantees of obligations (other than of collectability of receivables transferred or of Indebtedness) pursuant to representations, warranties, covenants and indemnities customary for such transactions), by the Company or any Subsidiary other than an Accounts Receivable Entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Presenting Agent” has the meaning set forth in Section 2.02.

“Principal Facility” means any manufacturing or production facility located in the United States (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned, on the Issue Date or thereafter, by the Company or a Domestic Subsidiary, which has a net book value at the date as of which the determination is being made of in excess of 1% of the Consolidated Net Tangible Assets, other than any such manufacturing or production facility in respect of the foregoing which, in the opinion of the Board of Directors of the Company (evidenced by a board resolution), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Second Supplemental Indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act as interpreted by the Company’s Board of Directors in consultation with its Independent certified public accountants.

“Record Date” means the Record Dates specified in the Notes; provided that if any such date is not a Business Day, the Record Date shall be the first day immediately preceding such specified day that is a Business Day.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Second Supplemental Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Second Supplemental Indenture and the Notes.

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of Indebtedness, in each case that does not:

(1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of the completion of all components of such proposed Refinancing (provided such completion occurs within 60 days of the initial incurrence of Indebtedness in connection with such Refinancing) (plus the amount of any accrued and unpaid interest and any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning provided in Section 2.02.

“Restricted Security” has the meaning set forth in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Security is a Restricted Security.

“Sale and Leaseback Transaction” means any direct or indirect sale or transfer (or other arrangement) with any Person or to which any such Person is a party, providing for the leasing to the Company or a Domestic Subsidiary of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by the Company or any Domestic Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by the Company or any Domestic Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to the Company or a Domestic Subsidiary (except (1) a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by the Company or such Domestic Subsidiary will be discontinued on or before the expiration of such period and (2) a lease between the Company and a Domestic Subsidiary or between Domestic Subsidiaries). The creation of any Indebtedness secured by a Lien permitted under the applicable section of this Second Supplemental Indenture will not be deemed to create or be considered a Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subsidiary Guarantee” means the guarantee by each Guarantor of the obligations of the Company under the Notes pursuant to this Second Supplemental Indenture.

“Surviving Entity” has the meaning set forth in Section 5.01.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of the execution of the Base Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Secured Debt Ratio.”

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to July 15, 2021; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“U.S. Legal Tender” means such coin or currency in immediately available funds of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Domestic Subsidiary” means a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of the Company means any Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Subsidiary.

SECTION 1.03.	Incorporation by Reference of TIA.

Whenever this Second Supplemental Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Second Supplemental Indenture.

All TIA terms used in this Second Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04.	Rules of Construction.

Unless the context otherwise requires

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions; and

(6) “herein,” “hereof” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

THE SECURITIES

Pursuant to Sections 2.1 and 3.1 of the Base Indenture, the provisions of this Article II establish the form of the Notes under this Second Supplemental Indenture.

SECTION 2.01.	Form and Dating.

The Notes and the Trustee’s certificate of authentication thereof shall be substantially in the form of Exhibit A annexed hereto, which is hereby incorporated in and expressly made a part of this Second Supplemental Indenture.

The Notes shall be issued initially in the form of one or more permanent Global Notes in registered form, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, and shall bear the legend set forth in Exhibit B. The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository.

SECTION 2.02.	Registrar and Paying Agent.

The Company shall maintain an office or agency (the “Presenting Agent”), where (a) Notes may be presented or surrendered for registration of transfer or for exchange, (b) Notes may be presented or surrendered for payment and (c) notices and demands upon the Company in respect of the Notes and the Indenture may be served. The Trustee shall initially act as Registrar (“Registrar”) and Paying Agent (“Paying Agent”) for the Notes. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon written notice to the Trustee, may have one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional Paying Agent. The Company initially appoints the Trustee as Registrar, Paying Agent and Presenting Agent until such time as the Trustee has resigned or a successor has been appointed. Notices and demands upon the Company in respect of the Notes and the Indenture may be served at the Trustee’s office located as of the date hereof c/o U.S. Bank National Association, Corporate Trust Services, 5555 San Felipe, Suite 1150, Houston, Texas 77056. Interest may be paid at the Trustee’s Corporate Trust Office, by check mailed to the registered address of the Holders or by wire transfer if instructions therefor are furnished by a Holder. Neither the Company nor any Affiliate of the Company may act as Paying Agent except as otherwise expressly provided in the form of the Note.

SECTION 2.03.	Paying Agent To Hold Assets in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any Default by the Company in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time, but shall be under no obligation to, during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.04.	Additional Notes.

The Company shall be entitled to issue Additional Notes under this Second Supplemental Indenture in an unlimited aggregate principal amount which shall have identical terms as the Notes issued on the date of this Second Supplemental Indenture (the “Initial Notes”), other than with respect to the date of issuance and issue price and first payment of interest. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Second Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

ARTICLE III

REDEMPTION

SECTION 3.01.	Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07 or pursuant to the fifth paragraph of Section 4.13(b) hereof, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of the Notes to be redeemed. The Company shall give notice of redemption to the Trustee at least 45 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers’ Certificate stating that such redemption will comply with the conditions contained herein.

SECTION 3.02.	Selection of Notes To Be Redeemed.

If fewer than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that if the Notes are redeemed pursuant to Section 3.07(c), the Notes shall be redeemed solely on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository) unless the securities exchange, if any, on which the Notes are listed requires a different method. If the Notes are listed on any national securities exchange, the Company shall notify the Trustee in writing of the requirements of such exchange in respect of any redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $2,000. Provisions of this Second Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.	Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first-class mail, postage prepaid, to each Holder whose Notes are to be redeemed. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an Equity Offering or other corporate transaction. At the Company’s written request and provision of such notice information, delivered at least 15 days prior to the proposed date of such mailing (unless a shorter notice shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. Each notice for redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any) and shall state

(1) the Redemption Date;

(2) the Redemption Price (or method of calculating the Redemption Price) and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(5) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price and accrued interest, if any, to the Redemption Date upon surrender to the Paying Agent of the Notes redeemed;

(6) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption; and

(8) the paragraph of the Notes pursuant to which the Notes are to be redeemed.

SECTION 3.04.	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates.

SECTION 3.05.	Deposit of Redemption Price.

Prior to 11:00 a.m. New York City time on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Notes to be redeemed on that date.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

SECTION 3.06.	Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Trustee shall authenticate for the Holder a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.	Optional Redemption.

(a) The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, on and after July 15, 2021 upon not less than 30 nor more than 60 days’ notice,

at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2021	102.500%
2022	101.667%
2023	100.833%
2024 and thereafter	100.000%

(b) At any time prior to July 15, 2021, the Notes may also be redeemed in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c) In addition, at any time, or from time to time, on or prior to July 15, 2019, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes issued at a redemption price equal to 105.000% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the aggregate principal amount of Notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Equity Offering.

As used in the preceding paragraph, “Equity Offering” means any public or private sale of the Common Stock of the Company, other than any public offering with respect to the Company’s Common Stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Subsidiaries.

ARTICLE IV

COVENANTS

SECTION 4.01.	Payment of Notes.

Not later than 11:00 a.m. (New York City time) on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due.

The Company shall pay the principal of and interest on the Notes in the manner provided in the Notes. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date U.S. Legal Tender designated for and sufficient to pay the installment.

The Company shall pay, to the extent such payments are lawful, interest on overdue principal and it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Notes plus 2% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 4.02.	Maintenance of Office or Agency.

The Company shall maintain an office or agency required under Section 2.02. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 10.02. The Company hereby initially designates the Trustee’s office located at c/o U.S. Bank National Association, Corporate Trust Services, 5555 San Felipe, Suite 1150, Houston, Texas 77056 as its office or agency.

SECTION 4.03.	Corporate Existence.

Except as otherwise permitted by Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of the Subsidiaries in accordance with the respective organizational documents of each Subsidiary and the rights (charter and statutory) and material franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise, or the corporate existence of any Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Holders.

SECTION 4.04.	Payment of Taxes and Other Claims.

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Subsidiaries or upon the income, profits or property of it or any of the Subsidiaries and (ii) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of the Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate provision has been made.

SECTION 4.05.	Maintenance of Properties and Insurance.

(a) The Company shall cause all material properties owned by or leased by it or any of the Subsidiaries used in the conduct of its business or the business of any of the Subsidiaries to be improved or maintained and kept in normal condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.05 shall prevent the Company or any of the Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Company or of the Board of Directors of any Subsidiary, or of an officer (or other agent employed by the Company or of any of the Subsidiaries) of the Company or any of its Subsidiaries having managerial responsibility for any such property, desirable in the conduct of the business of the Company or any Subsidiary, and if such discontinuance or disposal is not adverse in any material respect to the Holders.

(b) The Company shall maintain, and shall cause the Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance.

SECTION 4.06.	Compliance Certificate; Notice of Default.

(a) The Company shall deliver to the Trustee, within 100 days after the close of each fiscal year, an Officers’ Certificate (which much be signed by at least one of the principal executive officer, principal financial officer or principal accounting officer of the Company) but which otherwise need not comply with Section 1.2 of the Base Indenture, stating that a review of the activities of the Company has been made under the supervision of the signing officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under the Indenture and further stating, as to each such Officer of the Company signing such certificate, that to the best of his knowledge the Company during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate no Default or Event of Default has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.

(b) The annual financial statements delivered pursuant to Section 4.08 shall be accompanied by a written report of the Company’s independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article IV or VI of this Second Supplemental Indenture insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall deliver to the Trustee, within thirty days after becoming aware of any Default or Event of Default in the performance of any covenant, agreement or condition contained in the Indenture, an Officers’ Certificate specifying the Default or Event of Default and describing its status with particularity. Upon the written request of the Trustee (which may be given at any time and from time to time), the Company shall promptly provide written notice to the Trustee confirming that no Default or Event of Default has occurred or is continuing, or if a Default or Event of Default has occurred or is continuing, written notice briefly describing such Default or Event of Default.

SECTION 4.07.	Compliance with Laws.

The Company shall comply, and shall cause each of the Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

SECTION 4.08.	Reports to Holders.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide to the Trustee and the Holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods required; provided, however, that availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the Company’s delivery obligations hereunder. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the Holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods required by law.

(b) Notwithstanding anything in this Second Supplemental Indenture, the Company will not be deemed to have failed to comply with any of its obligations under clause (a) of this Section 4.08 for purposes of Section 6.01(3) until 90 days after the date any report hereunder is due.

Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.08 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.09.	Waiver of Stay, Extension or Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Indenture, and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.10.	Limitation on Liens.

The Company will not, and will not cause or permit any of the Domestic Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Domestic Subsidiaries, whether now owned or hereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee, the Notes or such Subsidiary Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes are equally and ratably secured,

except for:

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B) Liens securing the Notes or any Subsidiary Guarantee;

(C) Liens in favor of the Company or any Guarantor;

(D) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under this Second Supplemental Indenture; provided, however, that such Liens:

(I) are no less favorable to Holders of the Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II) do not extend to or cover any property or assets of the Company or any of its Domestic Subsidiaries not securing the Indebtedness so Refinanced; and

(E) Permitted Liens.

SECTION 4.11.	Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Domestic Subsidiary to, engage in any Sale and Leaseback Transaction unless:

(1) the Company or such Domestic Subsidiary would be entitled to incur Indebtedness secured by a Lien pursuant to Section 4.10 equal in amount to the net proceeds of the property sold or transferred or to be sold or to be transferred pursuant to such Sale and Leaseback Transaction and secured by a Lien on the property to be leased, without equally and ratably securing the notes outstanding under the Indenture as provided under Section 4.10; or

(2) the Company or a Domestic Subsidiary shall apply, within 360 days before or after the effective date of such sale or transfer, an amount equal to such net proceeds to (i) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Principal Facilities or a part thereof or (ii) the redemption of notes issued under the Indenture or to the repayment or redemption of Funded Debt of the Company or of any Subsidiary or Indebtedness of the Company or of any Subsidiary that was Funded Debt at the time it was created, or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such repayment or redemption, the Company may, within 360 days after such sale or transfer, deliver to the appropriate indenture trustee or other applicable Person notes issued under the Indenture or Funded Debt for cancellation and thereby reduce the amount to be applied to the redemption of such notes or Funded Debt by an amount equivalent to the aggregate principal amount of notes or Funded Debt.

SECTION 4.12.	Issuance of Subsidiary Guarantees.

If, on or after the Issue Date, the Company forms or acquires any Domestic Subsidiary (other than (y) an Acquired Subsidiary for so long as it is not a Wholly Owned Domestic Subsidiary or (z) an Excluded Subsidiary) that incurs or guarantees any Indebtedness under the Credit Agreement or other Indebtedness in an aggregate principal amount greater than $100 million (other than Indebtedness owing to the Company or a Subsidiary), or if, on or after the Issue Date, any Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Guarantor incurs or guarantees (a “Guarantee”) any Indebtedness of the Company or a Guarantor under the Credit Agreement or other Indebtedness in an aggregate principal amount greater than $100 million (other than Indebtedness owing to the Company or a Subsidiary) (“Guaranteed Indebtedness”), then the Company shall cause such Domestic Subsidiary or Domestic Subsidiary that is not a Guarantor, as the case may be, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Subsidiary or Domestic Subsidiary that is not a Guarantor, as the case may be, shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) execute and deliver to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary or Domestic Subsidiary that is not a Guarantor, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Subsidiary or Domestic Subsidiary that is not a Guarantor, as the case may be.

The preceding paragraph will not be applicable to any Indebtedness of any Domestic Subsidiary to, or Guarantees of any Domestic Subsidiary given to, a bank or trust company or any commercial banking institution that is a member of the U.S. Federal Reserve System (or any branch, Subsidiary or affiliate thereof), in connection with the operation of cash management programs established for its benefit or that of any other Domestic Subsidiary (“Cash Management Programs”) or to Indebtedness of the type described in clause (8) or (10) of the definition thereof (or Guarantees of such Indebtedness).

Thereafter, such Domestic Subsidiary or Domestic Subsidiary that was not a Guarantor, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Subsidiary of the Company to issue a Subsidiary Guarantee and become a Guarantor.

If the Guaranteed Indebtedness is pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with the Subsidiary Guarantee. If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, a Subsidiary Guarantee of the Notes provided by a Guarantor will be released without any action required on the part of the Trustee or any Holder of the Notes:

(1) if the guarantee of the Credit Agreement made by such Guarantor is released, unless such Guarantor has any Indebtedness outstanding under the Credit Agreement or any other Indebtedness in an aggregate principal amount greater than $100 million, other than Indebtedness with respect to Cash Management Programs or Indebtedness of the type described in clause (8) or (10) of the definition thereof;

(2) if (a) all of the Capital Stock of, or all or substantially all of the assets of, such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Subsidiaries or (b) such Guarantor ceases to be a Domestic Subsidiary; or

(3) upon the Company’s request if the fair market value of the assets of the applicable Guarantor (as determined in good faith by the Board of Directors of the Company), together with the fair market value of the assets of other Guarantors whose Subsidiary Guarantee was released in the same calendar year in reliance on this paragraph (3), do not exceed $5.0 million (subject to cumulative carryover for amounts not used in any prior calendar year).

At the Company’s written request, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligation under its Subsidiary Guarantee in connection with amendments permitted in accordance with the provisions of Article VIII of this Second Supplemental Indenture. The Trustee shall only be obligated to deliver any such instrument upon receipt of an Officers’ Certificate stating that such release is authorized and in compliance with the Indenture.

SECTION 4.13.	Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but not including, the date of purchase.

(b) Within 30 days following the date upon which the Change of Control occurs, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things,

(1) that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered and not withdrawn will be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; and

(8) the circumstances and relevant facts regarding such Change of Control.

On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent, in accordance with the first paragraph of Section 4.01, U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. Upon receipt by the Paying Agent of the monies specified in clause (ii) above and a copy of the Officers’ Certificate specified in clause (iii) above, the Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any, and the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Section 4.13, the Trustee shall act as the Paying Agent.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary contained in this Second Supplemental Indenture, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making the Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price equal to 101% of the principal amount thereof plus accrued but unpaid interest, if any, to, but not including, the date of redemption set forth in such notice, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Any amounts remaining after the purchase of all validly tendered and not validly withdrawn Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

The Company shall and shall cause its Subsidiaries to comply with all tender offer rules under state and federal securities laws or regulations, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue thereof.

Notwithstanding the occurrence of a Change of Control, the Company will not be obligated to repurchase the Notes under this Section 4.13 if it has exercised its right to redeem the Notes under Section 3.07.

ARTICLE V

SUCCESSOR CORPORATION

SECTION 5.01.	Merger, Consolidation and Sale of Assets.

(a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the assets of the Company and the Subsidiaries substantially as an entirety (the “Surviving Entity”) (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

(b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the assets of the Company, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

(c) No Guarantor (other than any Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and this Second Supplemental Indenture) will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity expressly assumes by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the performance of every covenant of the Notes and the Indenture on the part of such Guarantor to be performed or observed;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

SECTION 5.02.	Successor Corporation Substituted.

In accordance with the foregoing, upon any such consolidation, merger, conveyance, lease or any transfer of all or substantially all of the assets of the Company in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor had been named as the Company herein, and thereafter the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

ARTICLE VI

DEFAULT AND REMEDIES

SECTION 6.01.	Events of Default.

An “Event of Default” occurs if

(1) the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer);

(3) a default by the Company or any Subsidiary in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Article V, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Subsidiary (or the payment of which is guaranteed by the Company or any Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (b) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, exceeds $100 million or more at any time;

(5) the Company or any of the Guarantors (A) admits in writing its inability to pay its debts generally as they become due, (B) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (C) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (D) consents to the appointment of a Custodian of it or for substantially all of its property, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (F) makes a general assignment for the benefit of its creditors, or (G) takes any corporate action to authorize or effect any of the foregoing;

(6) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any of the Guarantors in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any of the Guarantors, (B) appoint a Custodian of the Company or any of the Guarantors or for substantially all of any of their property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(7) one or more judgments in an aggregate amount in excess of $100 million not covered by adequate insurance (other than self-insurance) shall have been rendered against the Company or any of the Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; or

(8) any Subsidiary Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect, or any Subsidiary Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee of such a Significant Subsidiary is found to be invalid or any Guarantor which is a Significant Subsidiary denies its liability under its Subsidiary Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

The Trustee shall, within 90 days after the occurrence of any Default actually known to a Responsible Officer of the Trustee, give to the Noteholders notice of such Default; provided that, except in the case of a Default in the payment of principal of or interest on any of the Notes, the Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interest of the Noteholders.

SECTION 6.02.	Acceleration.

If an Event of Default (other than an Event of Default specified in clause (5) or (6) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company (and to the Trustee, if given by the

Holders) specifying the respective Events of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (5) or (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding Notes may rescind and cancel such declaration and its consequences;

(i) if the rescission would not conflict with any judgment or decree;

(ii) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

(iii) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and any other sums owing to the Trustee pursuant to Section 6.7 of the Base Indenture; and

(v) in the event of the cure or waiver of an Event of Default of the type described in clauses (5) and (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 6.03.	Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First: without duplication, to the Trustee for amounts owing under Section 6.7 of the Base Indenture;

Second: if the Holders are forced to proceed against the Company, a Guarantor or any other obligor on the Notes directly without the Trustee, to Holders for their collection costs;

Third: to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Fourth: to the Company or any Guarantors, as their respective interests may appear or to such party as directed by a court of competent jurisdiction.

The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.03.

ARTICLE VII

SATISFACTION AND DISCHARGE OF INDENTURE

SECTION 7.01.	Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option and at any time, with respect to the Notes, elect to have either paragraph (b) or paragraph (c) below applied to the outstanding Notes upon compliance with the conditions set forth in paragraph (d).

(b) Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (b), the Company and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under the Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned, except for the following, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of the Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. The Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) below with respect to the Notes.

(c) Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (c), the Company and the Guarantors shall be released and discharged from their obligations under any covenant contained in Article V and in Sections 4.03 through 4.13 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(3), nor shall any event referred to in Section 6.01(4) or (7) thereafter constitute a Default or an Event of Default thereunder but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby.

(d) The following shall be the conditions to application of either paragraph (b) or paragraph (c) above to the outstanding Notes:

(1) The Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holder pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, U.S. Legal Tender or U.S. Government Obligations for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged or a combination thereof, maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of the reinvestment of such interest and principal and after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the Trustee, in the opinion of a nationally recognized firm of Independent public accountants selected by the Company, expressed in a written certification thereof (in form and substance reasonably satisfactory to the Trustee) delivered to the Trustee, to pay the principal of, premium, if any, and interest on all the outstanding Notes on the dates on which any such payments are due and payable in accordance with the terms of the Indenture and of the Notes;

(2) Such deposits shall not cause the Trustee to have a conflicting interest as defined in and for purposes of the TIA;

(3) The Trustee shall have received Officers’ Certificates stating that no Default or Event of Default or event which with notice or lapse of time or both would become a Default or an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit or, insofar as Section 6.01(5) or (6) is concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(4) The Trustee shall have received Officers’ Certificates stating that such deposit will not result in a Default under the Indenture or a breach or violation of, or constitute a default under, any other material instrument or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(5) (i) In the event the Company elects paragraph (b) hereof, the Company shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to federal income taxes on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, or (ii) in the event the Company elects paragraph (c) hereof, the Company shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably acceptable to the Trustee, confirming that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(6) The Company shall have delivered to the Trustee an Opinion of Counsel stating that as a result of the Legal Defeasance or Covenant Defeasance, neither the Trustee nor the trust have become or are deemed to have become an “investment company” under the Investment Company Act of 1940, as amended;

(7) The Company shall have delivered to the Trustee an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that the deposit under clause (1) was not made by the Company, a Guarantor or any Subsidiary of the Company with the intent of preferring the Holders of Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company, a Guarantor, or any Subsidiary of the Company or others;

(8) The Company shall have delivered to the Trustee an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, to the effect that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(9) The Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this Section 7.01 have been complied with; provided, however, that no deposit under clause (1) above shall be effective to terminate the obligations of the Company under the Notes or the Indenture prior to 90 days following any such deposit; and

(10) The Company shall have paid all amounts owing to the Trustee pursuant to Section 7.07.

Notwithstanding the foregoing, the Opinion of Counsel required by paragraph (5) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date for the securities within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Company must make arrangements satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

SECTION 7.02.	Satisfaction and Discharge.

In addition to the Company’s rights under Section 7.01, the Company may terminate all of its obligations under the Indenture as to all outstanding Notes (subject to Section 7.03) when

(1) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.6 of the Base Indenture and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have (i) become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(3) the Company and/or the Guarantors have paid or caused to be paid all other sums payable under the Indenture; and

(4) there exists no Default or Event of Default under the Indenture; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the satisfaction and discharge of the Indenture have been complied with; and

(6) the Company shall have paid all amounts owing to the Trustee pursuant to Section 6.7 of the Base Indenture.

SECTION 7.03.	Survival of Certain Obligations.

Notwithstanding the satisfaction and discharge of the Indenture and of the Notes referred to in Section 7.01 or 7.02 of this Second Supplemental Indenture, the respective obligations of the Company and the Trustee under Sections 3.4, 3.5, 3.6, 3.7, 3.11, 5.8, 7.1 and 7.2 and Article 6 of the Base Indenture and Sections 2.02, 4.01, 4.02, 7.05, 7.06 and 7.07 of this Second Supplemental Indenture shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company and the Trustee under Section 6.7 of the Base Indenture and Sections 7.05, 7.06 and 7.07 of this Second Supplemental Indenture shall survive. Nothing contained in this Article VII shall abrogate any of the rights, obligations or duties of the Trustee under the Indenture.

SECTION 7.04.	Acknowledgment of Discharge by Trustee.

Subject to Section 7.07, after (i) the conditions of Section 7.01 or 7.02 have been satisfied, (ii) the Company has paid or caused to be paid all other sums payable hereunder by the Company, and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of the Indenture have been complied with, the Trustee upon written request shall acknowledge in writing the discharge of the Company’s obligations under the Indenture except for those surviving obligations specified in Section 7.03.

SECTION 7.05.	Application of Trust Assets.

The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Sections 7.01 and 7.02. The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government Obligations, together with earnings thereon, through the Paying Agent, in accordance with the Indenture and the terms of the irrevocable trust agreement established pursuant to Sections 7.01 and 7.02, to the payment of principal of and interest on the Notes. The U.S. Legal Tender or U.S. Government Obligations so held in trust and deposited with the Trustee in compliance with Section 7.01 shall not be part of the trust estate under this Second Supplemental Indenture, but shall constitute a separate trust fund for the benefit of all Holders entitled thereto.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 7.01 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

SECTION 7.06.	Repayment to the Company or Guarantors; Unclaimed Money.

Subject to Section 7.01 of this Second Supplemental Indenture and Section 6.7 of the Base Indenture and to applicable laws relating to escheat, the Trustee shall promptly pay to the Company, or if deposited with the Trustee by any Guarantor, to such Guarantor, upon receipt by the Trustee of an

Officers’ Certificate, any excess money, determined in accordance with Section 7.01, held by it at any time. The Trustee and the Paying Agent shall pay to the Company or any Guarantor, as the case may be, upon receipt by the Trustee or the Paying Agent, as the case may be, of an Officers’ Certificate, any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two years after payment to the Holders is required; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein (which shall not be less than 30 days from the date of such mailing or publication and shall be at least two years after the date such money held by the Trustee for the payment of principal, premium, if any, or interest remains unclaimed), any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company or any Guarantor, as the case may be, Noteholders entitled to such money must look solely to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

SECTION 7.07.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with the Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then and only then the Company’s and each Guarantor’s, if any, obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had been made pursuant to the Indenture until such time as the Trustee is permitted to apply all such money or U.S. Government Obligations in accordance with the Indenture; provided, however, that if the Company or the Guarantors, as the case may be, have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Company or the Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE VIII

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 8.01.	Without Consent of Holders.

The Company and any Guarantors (when authorized by Board Resolutions), and the Trustee, together, may amend or supplement the Indenture without notice to or consent of any Noteholder

(1) to cure any ambiguity, defect or inconsistency, so long as such changes do not adversely affect the rights of any Holders in any material respect;

(2) to evidence the succession in accordance with Article V hereof of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company or a Guarantor herein and in the Notes or a Subsidiary Guarantee, as the case may be;

(3) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(4) to add any Guarantor pursuant to the terms of the Indenture; or

(5) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

provided that the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 8.01.

SECTION 8.02.	With Consent of Holders.

Subject to Section 5.8 of the Base Indenture, the Company and any Guarantors (when authorized by Board Resolutions) and the Trustee, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the then outstanding Notes, may amend or supplement this Second Supplemental Indenture, the Notes and any Subsidiary Guarantees without notice to any other Noteholders. Subject to Section 5.8 of the Base Indenture, the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance by the Company with any provision of this Second Supplemental Indenture or the Notes without notice to any other Noteholder (including, without limitation, the provisions of Section 4.13). Without the consent of each Noteholder affected, however, no amendment, supplement or waiver, including a waiver pursuant to Section 5.13 of the Base Indenture, may

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture, the Notes or any Subsidiary Guarantees;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Note;

(3) reduce the principal of or change or have the effect of changing the Stated Maturity of any Notes; or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the then outstanding Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligations of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or, after the consummation or occurrence of any such Change of Control modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Subsidiary Guarantee in a manner which adversely affects the Holders;

(8) modify the provisions of this Section 8.02 or Sections 5.8 and 5.13 of the Base Indenture in any manner adverse to a Holder of Notes; or

(9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

ARTICLE IX

GUARANTEE

SECTION 9.01.	Unconditional Guarantee.

Each Guarantor hereby agrees that Article 13 of the Base Indenture shall be applicable to the Notes, subject to the provisions of Section 9.02.

SECTION 9.02.	Release of a Guarantor.

In addition to those events set forth in the Section 13.4 of the Base Indenture, the applicable Guarantor’s Subsidiary Guarantee will be released upon the events set forth in Section 4.12 hereof.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.	TIA Controls.

If any provision of the Indenture limits, qualifies, or conflicts with the duties imposed by operation of TIA § 318(c), the imposed duties shall control.

SECTION 10.02.	Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company or a Guarantor:

Tenneco Inc.

500 North Field Drive

Lake Forest, Illinois 60045

Attention: Chief Financial Officer

Facsimile: (847) 482-5180

with a copy to:

General Counsel

Tenneco Inc.

500 North Field Drive

Lake Forest, Illinois 60045

Facsimile: (847) 482-5040

if to the Trustee:

U.S. Bank National Association

Corporate Trust Services

5555 San Felipe, Suite 1150

Houston, Texas 77056

Facsimile: (713) 235-9213

Each of the Company and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Company or a Guarantor or the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 10.03.	Rules by Trustee, Paying Agent, Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 10.04.	Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE, THE SECURITIES AND ANY SUBSIDIARY GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to the Indenture, and the Notes to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar from of mail), postage prepaid, to such person at its address referred to in Section 10.02 or at such other address of which notice shall have been given pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 10.05.	No Adverse Interpretation of Other Agreements.

The Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Company or any of its Subsidiaries or any Guarantor. Any such indenture, loan or debt agreement may not be used to interpret this Second Supplemental Indenture.

SECTION 10.06.	Successors.

All agreements of the Company and any Guarantors in the Indenture, the Notes and any Subsidiary Guarantees shall bind their respective successors. All agreements of the Trustee in the Indenture shall bind its successor.

SECTION 10.07.	Duplicate Originals.

All parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 10.08.	Severability.

In case any one or more of the provisions in this Second Supplemental Indenture, in the Notes or in any Subsidiary Guarantee shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 10.09.	Table of Contents, Headings, Etc.

The table of contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

TENNECO INC.

By:	/s/ Paul D. Novas
Name:	Paul D. Novas
Title:	Vice President, Finance

TENNECO AUTOMOTIVE OPERATING COMPANY INC., as Guarantor

By:	/s/ Paul D. Novas
Name:	Paul D. Novas
Title:	Vice President, Finance

THE PULLMAN COMPANY, as Guarantor

By:	/s/ Paul D. Novas
Name:	Paul D. Novas
Title:	Vice President, Finance

CLEVITE INDUSTRIES INC., as Guarantor

By:	/s/ Paul D. Novas
Name:	Paul D. Novas
Title:	Vice President, Finance

TENNECO GLOBAL HOLDINGS INC., as Guarantor

By:	/s/ Paul D. Novas
Name:	Paul D. Novas
Title:	Vice President, Finance

TMC TEXAS INC., as Guarantor

By:	/s/ Paul D. Novas
Name:	Paul D. Novas
Title:	Vice President, Finance

TENNECO INTERNATIONAL HOLDING CORP., as Guarantor

By:	/s/ Paul D. Novas
Name:	Paul D. Novas
Title:	Vice President, Finance

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Vice President

EXHIBIT A

[FORM OF NOTE]

TENNECO INC.

5.00% Senior Notes due 2026

CUSIP No.:

No. [ ]	$[ ]

TENNECO INC., a Delaware corporation (the “Company,” which term includes any successor corporation), for value received promises to pay to Cede & Co. or registered assigns, the principal sum of [        ] Dollars, on July 15, 2026.

Interest Payment Dates: January 15 and July 15, commencing January 15, 2017.

Record Dates: January 1 and July 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated: [●]

TENNECO INC.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 5.00% Senior Notes due 2026 referenced in the within-mentioned Indenture.

Dated: [●]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

(REVERSE OF NOTE)

TENNECO INC.

5.00% Senior Notes due 2026

1.	Interest.

TENNECO INC., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually on January 15 and July 15 of each year (an “Interest Payment Date”), commencing January 15, 2017. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including June 13, 2016. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes plus 2% and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.	Method of Payment.

The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are canceled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3.	Paying Agent and Registrar.

Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

4.	Indenture.

The Company issued the Notes under an Indenture, dated as of December 5, 2014 (the “Base Indenture”), between the Company and the Trustee, as supplemented by a second supplemental indenture, dated as of June 13, 2016 (the “Second Supplemental Indenture” and the Base Indenture as supplemented by the Second Supplemental Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Base Indenture. Notwithstanding anything to the contrary herein, the Notes are governed by all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.

5.	Optional Redemption.

The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, on and after July 15, 2021 upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2021	102.500%
2022	101.667%
2023	100.833%
2024 and thereafter	100.000%

At any time prior to July 15, 2021, the Notes may also be redeemed in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

6.	Optional Redemption upon Equity Offerings.

At any time, or from time to time, on or prior to July 15, 2019, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings (as defined in the Indenture) to redeem up to 35% of the aggregate principal amount of the Notes issued at a redemption price equal to 105.000% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the aggregate principal amount of Notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Equity Offering.

7.	Notice of Redemption.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notes in denominations of $2,000 may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $2,000.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

8.	Change of Control Offer.

Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

9.	Limitation on Disposition of Assets.

The Company is, subject to certain conditions, obligated to make an offer to purchase Notes at 100% of their principal amount plus accrued and unpaid interest to the date of repurchase with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

10.	Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes or portions thereof selected for redemption, except the unredeemed portion of any security being redeemed in part.

11.	Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of it for all purposes.

12.	Unclaimed Funds.

Subject to any applicable escheat laws, if funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

13.	Legal Defeasance and Covenant Defeasance.

The Company may be discharged from its obligations under the Indenture and the Notes except for certain provisions thereof, and may be discharged from its obligations to comply with certain covenants contained in the Indenture and the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

14.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, so long as such changes do not adversely affect the rights of the Holders in any material respect, or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA.

15.	Restrictive Covenants.

The Indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by subsidiaries to the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions.

16.	Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest, including an accelerated payment) if it determines that withholding notice is in their interest.

17.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries, any Guarantor and their respective Affiliates as if it were not the Trustee.

18.	No Recourse Against Others.

No stockholder, director, officer, employee or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

19.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

20.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to TENNECO INC., 500 North Field Drive, Lake Forest, IL 60045, Attention: Chief Financial Officer.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint
agent to transfer this Note on the books of the Company.
The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 of the Second Supplemental Indenture, check the below box:

Section 4.13 [                    ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.13 of the Second Supplemental Indenture, state the amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor reasonably acceptable to the Trustee)

EXHIBIT B

FORM OF LEGEND FOR GLOBAL NOTES

Any Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Security) in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

B-1

EXHIBIT C

[FORM OF SUBSIDIARY GUARANTEE]

Each undersigned Guarantor (as defined in the Indenture referred to in the Note upon which this notation is endorsed and each referred to as the “Guarantor,” which term includes any successor person under the Indenture) unconditionally guarantees on a senior basis as set forth in the Indenture (such guarantee by the Guarantor being referred to herein as a “Subsidiary Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article 13 of the Base Indenture and Article IX of the Second Supplemental Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

No stockholder, officer, director or incorporator, as such, past, present or future, of the Guarantor shall have any liability under the Subsidiary Guarantee by reason of his or its status as such stockholder, officer, director or incorporator.

The Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

[GUARANTOR]

By:
Name:
Title:

By:
Name:
Title:

C-1